Exhibit 10.2
EMPLOYMENT AND NONCOMPETITION AGREEMENT
     THIS AGREEMENT is made and effective this 1st day of January, 2004 between SCI Executive Services, Inc., a Delaware corporation (the “Company”), and Sumner J. Waring, III (the “Employee”):
ARTICLE I
EMPLOYMENT
     1.1     Employment Term. The Company agrees to employ the Employee and the Employee agrees to accept such employment, in accordance with the terms and conditions of this Agreement, for the period beginning on the date of this Agreement and ending as of the close of business on December 31, 2004 (such period together with all extensions thereof are referred to hereinafter as the “Employment Term”); provided, however, that commencing on January 1, 2005, and on each January 1 thereafter (each such date shall be hereinafter referred to as a “Renewal Date”), the Employment Term shall be extended so as to terminate one year from such Renewal Date if (i) the Company notifies the Employee in writing of such extension at least thirty days prior to such Renewal Date and (ii) the Employee has not previously given the Company written notice that the Employment Term shall not be so extended. In the event that the Company gives the Employee written notice at any time of its intention not to renew the Employment Term, then the Employment Term shall terminate on December 31 of the year in which such notice of non-renewal is given and shall not thereafter be further extended. If the Company fails to notify the Employee at least thirty days prior to a Renewal Date either of its intention to extend the Employment Term as provided above or its intention not to so extend the Employment Term, then the Employment Term shall not be extended and shall terminate as of the day prior to such Renewal Date.
     1.2     Duties. The Employee shall serve the Company in an executive or managerial capacity and shall hold such title as may be authorized from time to time by the Board of Directors of Service Corporation International (“SCI”). The Employee shall have the duties, powers and authority consistent therewith and such other powers as are delegated to him in writing from time to time by the Board of Directors of SCI. If the Employee is elected to any office or other position with the Company during the term of this Agreement, the Employee will serve in such capacity or capacities without further compensation unless the Compensation Committee (the “Compensation Committee”) of the Board of Directors of SCI authorizes additional compensation. The Employee’s title and duties may be changed from time to time at the discretion of the Company. The Employee also agrees to perform, without additional compensation, such other services for the Company and for any subsidiary or affiliated corporations of the Company or for any partnerships in which the Company has an interest, as the Company shall from time to time specify. The term “Company” as used hereinafter shall be deemed to include and refer to subsidiaries and affiliated corporations and partnerships. Employee agrees and acknowledges that he owes, and will comply with, a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to take no action or fail to take action if such action or failure to act would injure the Company’s business, its interests or its reputation.

     1.3     Extent of Service. During the Employment Term, the Employee shall devote his full time, attention and energy to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not: (1) require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement, or (2) in any manner significantly interfere with Employee’s responsibilities as an Employee of the Company in accordance with this Agreement.
     1.4     Compensation
          (a)     Salary. The Company shall pay to the Employee a salary at the rate in effect for Employee at the date of this Agreement. Such salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement. The Company may (but is not required to) make such upward adjustments to the Employee’s salary as it deems appropriate from time to time.
          (b)     Incentive Compensation. In addition to the above salary, the Employee shall be eligible annually for incentive compensation at the discretion of the Compensation Committee.
          (c)     Other Benefits. The Employee shall be reimbursed in accordance with the Company’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses accrued by Employee in the performance of his or her services and duties hereunder, including but not limited to, travel and entertainment expenses. The Employee shall be entitled to participate in all insurance, stock options, retirement plans and other benefit plans or programs as may be from time to time specifically adopted and approved by the Company for its employees, in accordance with the eligibility requirements and any other terms and conditions of such plans. It is understood and agreed between the parties hereto that the Company reserves the right, at its sole discretion, to modify, amend or terminate such plans, programs or benefits at any time.
     1.5     Termination
          (a)     Death. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that (i) the Company shall continue to pay the Employee’s estate the Employee’s salary in installments through the end of the Employment Term which was in effect immediately prior to Employee’s death, and (ii) the Company shall pay the Employee’s estate any applicable Pro Rated Bonus (defined hereinbelow).
          (b)     Disability. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, then the Company, on 30 days’ prior notice to the Employee, may terminate Employee’s employment under this Agreement. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement. In the event of a termination pursuant to this paragraph 1.5(b), the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Employee (or his estate, in the event of his subsequent death), (i) the Employee’s salary in installments through the end of the Employment Term which was in effect immediately prior to Employee’s disability, and (ii) any applicable Pro Rated Bonus. Before making any termination decision pursuant to this Section 1.5(b), the Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans With Disabilities Act) which would enable the Employee to perform the essential functions of the Employee’s position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate the Employee’s employment hereunder during the Employment Term based on such disability.
          (c)     Certain Discharges. Prior to the end of the Employment Term, the Company may discharge the Employee for Cause and terminate Employee’s employment hereunder without notice and without any further liability hereunder to Employee or his estate. For purposes of this Agreement, “Cause” shall mean a determination by the Company that Employee: (i) has been convicted of a crime involving moral turpitude; (ii) has regularly failed or refused to follow policies or directives established by the Company or the Board of Directors of SCI; (iii) has willfully and persistently failed to attend to his duties; (iv) has committed acts amounting to gross negligence or willful misconduct to the detriment of the Company or its affiliates; (v) has violated any of his obligations under Articles II or III of this Agreement; or (vi) has otherwise breached any of the terms or provisions of this Agreement.
          (d)     Without Cause. Prior to the end of the Employment Term, the employment of the Employee with the Company may be terminated by the Company other than for Cause, death or disability. If such event occurs prior to a Change of Control (defined hereinbelow), the Company shall have no further obligation to Employee or his estate except that the Company shall pay or provide to the Employee (or his estate, in the event of his subsequent death), (i) the Employee’s salary as in effect immediately prior to Employee’s termination in installments for a period ending one year from such date of termination, provided that the Company at its sole option may prepay all or any portion of such payments at any time, (ii) any applicable Pro Rated Bonus and (iii) continuation of Employee’s Group Health and Dental coverage and Exec-U-Care program (including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“Cobra”) to the extent applicable) for a period of twelve months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.
          (e)     Voluntary Termination by Employee. If during the term of this Agreement, the Employee voluntarily terminates his employment with the Company prior to any Change of Control, the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay the Employee (or his estate, in the event of his subsequent death) (i) the Employee’s salary through the date of Employee’s termination, and (ii) any incentive compensation under Section 1.4(b) determined by the Compensation Committee for any fiscal period ended prior to the date of Employee’s termination which had not been paid at the time of his termination. All such payments to the Employee or his estate shall be made in the same manner and at the same times as the Employee’s salary or incentive compensation would have been paid to the Employee had he not terminated his employment.
          (f)     Change of Control. If (i) a Change of Control occurs during the Employment Term and (ii) within twenty four months after such Change of Control the Employee’s employment is (x) terminated by the Company other than for Cause, death or disability, or (y) terminated by Employee after an occurrence of any Good Reason (except under circumstances which would be grounds for termination of Employee by the Company for Cause), then the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay or provide the Employee (or his estate, in the event of his subsequent death) the following amounts:
     (1)     Two, multiplied by the sum of Employee’s most recently set Target Bonus plus his annual salary in effect immediately prior to the Change of Control, which amount will be paid in a lump sum in cash within 30 days after the Employee’s date of termination; and
     (2)     Partial Bonus, to be paid within 30 days after the Employee’s date of termination; and
     (3)     Continuation of Employee’s Group Health and Dental coverage and Exec-U-Care program (including pursuant to COBRA to the extent applicable) for a period of twenty four months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.
     In addition, Company shall pay to Employee an amount that, on an after-tax basis (including federal income, employment, excise and social security taxes, state and local income and employment taxes, and any other applicable taxes), equals any excise tax that is determined to be payable by Employee pursuant to Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (and any interest or penalties related to the imposition of such excise tax) at any time, by reason of both entitlements under this Agreement (including any and all payments under this Section 1.5(f)) and entitlements outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code (or any successor provision) with reference to Company. For purposes of this paragraph, Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation. Such amount will be made payable by Company or its successor within thirty (30) days after Employee delivers a written request for reimbursement accompanied by a statement from a nationally recognized legal, consulting or accounting firm as may be agreed to by the parties setting forth the amount owed pursuant to this paragraph. Company shall pay all fees and costs incurred by Employee related to the preparation, delivery and resolution of such written request for reimbursement.
     The obligations of the Company under this Section 1.5(f) shall remain in effect for twenty-four months after any Change of Control that occurs during the Employment Term notwithstanding the fact that such twenty four month period may extend beyond the expiration of the Employment Term.

     (g)     Post Employment Term Matters. In the event the Employment Term terminates because it is not extended or renewed pursuant to Section 1.1, then the Company shall be relieved of all of its obligations under this Agreement and Employee will thereafter be an employee “at will” of the Company.
ARTICLE II
INFORMATION
     2.1     Nondisclosure of Information. The Employee acknowledges that in the course of his employment by the Company he will receive certain trade secrets, which may include, but are not limited to, programs, lists of acquisition or disposition prospects and knowledge of acquisition strategy, financial information and reports, lists of customers or potential customers and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “Information”) which the Company desires to protect. The Employee understands that the Information is confidential and agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue, unless compelled to do so by any federal or state regulatory agency or by a court order. If Employee becomes aware that disclosure of any Information is being sought by such an agency or through a court order, Employee will immediately notify the Company. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of Employee’s employment with the Company, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Information, and the Employee agrees that all such materials are and will at all times remain the property of the Company and to the extent the Employee has any rights therein, he hereby irrevocably assigns such rights to the Company.
     2.2     Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. As part of the Employee’s fiduciary duties to the Company, Employee agrees that during his employment by the Company, and for a period of six months after the termination of the employment relationship for any reason, Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or any of its subsidiaries or affiliates, irrespective of whether Employee utilized the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s business activities, and the like.

     2.3     Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and All Original Works of Authorship.
          (a)     All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee’s employment by the Company and which relate to the Company’s business, products or services (including but not limited to all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks), are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.
          (b)     In particular, Employee hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions described in Section 2.3 (a) above, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Employee’s employment by the Company and thereafter, Employee shall assist the Company and its nominees at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions both in the United States and all foreign countries, including but not limited to the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.
          (c)     Moreover, if during Employee’s employment by the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawing, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be considered the author of the work. In the event such work is neither prepared by the Employee within the scope of his or her employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee’s worldwide right, title and interest in and to the work and all rights of copyright therein. Both during the period of Employee’s employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominees and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.
ARTICLE III
NONCOMPETITION
     3.1     Noncompetition. During the Employment Term (and for a period of one or two years thereafter if the Company exercises its options under Section 3.2 hereof), Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any market in which the Company or any of its affiliated companies conducts business, work for or engage in any business in competition with the business conducted by the Company or any of its affiliated companies, whether for his own account or by soliciting, canvassing or accepting any business or transaction for or from any other company or business in competition with such business of the Company or any of its affiliated companies. In the event that a court should determine that any restriction herein is unenforceable, the parties hereto agree that the obligations under this paragraph shall be enforceable for the maximum term and maximum geographical area allowable by law.
     3.2     Extension. The Company shall have the option to extend Employee’s obligations under Section 3.1 for one additional year (the “First Extension Term”) beyond the end of the Employment Term. If the Company exercises such option, it shall be required to pay Employee an amount equal to one year’s salary, based on Employee’s salary rate as of the date his employment with the Company ceased (the “Noncompetition Payment”). Such Noncompetition Payment shall be made in 12 equal monthly installments (each installment being an amount equal to 1/12th of such annual salary) commencing on the date which is thirty (30) days after the last day of the Employment Term. Subsequent payments shall be made on the same day of each succeeding month until 12 payments have been made. If the Employee breaches his noncompetition obligations, the Company shall be entitled to cease making such monthly payments. The purpose of this paragraph is to make the noncompetition obligation of the Employee more reasonable from the Employee’s point of view. The amounts to be paid by the Company are not intended to be liquidated damages or an estimate of the actual damages that would be sustained by the Company if the Employee breaches his post-employment noncompetition obligation. If the Employee breaches his post-employment noncompetition obligation, the Company shall be entitled to all of its remedies at law or in equity for damages and injunctive relief. The Company may exercise the option conferred by this paragraph at any time within 30 days after the last day of the Employment Term by mailing written notice of such exercise to Employee. If the Company exercises its option to extend Employee’s obligations as set forth in the preceding paragraph, then the Company shall have the option to extend

Employee’s obligations under Section 3.1 for one additional year (the “Second Extension Term”) beyond the end of the First Extension Term. If the Company exercises its option to extend Employee’s obligations for the Second Extension Term, the rights and obligations of the parties set forth in the preceding paragraph shall be applicable during the Second Extension Term. The Company may exercise the option conferred by this paragraph at any time within 30 days after the last day of the First Extension Term by mailing written notice of such exercise to Employee.
     3.3     Termination For Cause or Termination By Employee Notwithstanding anything to the contrary in this Agreement, in the event that Employee’s employment hereunder is terminated for Cause pursuant to Section 1.5(c) hereof, or in the event Employee voluntarily terminates the employment relationship for any reason other than a material breach of this Agreement by the Company, the noncompetition obligations of Employee described in Section 3.1 above shall automatically continue for a period of two years from the date the employment relationship ceases, and the Company shall not be required to (i) make any payments to Employee in consideration for such obligations, or (ii) provide any notice to Employee. Notwithstanding the foregoing this Section 3.3 shall not be applicable in the event Employee voluntarily terminates the employment relationship for Good Reason within twenty four months after a Change of Control that occurs during the Employment Term; provided however, the first clause of this sentence shall be null and void if such termination referenced therein occurs under circumstances which would be grounds for termination of Employee by the Company for Cause.
     3.4     Obligations to Refrain From Competing Unfairly. In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during the Employment Term and for five (5) year(s) thereafter, he shall not at any time, directly or indirectly for the benefit or any other party than the Company or any of its affiliated companies, (a) induce, entice, or solicit any employee of the Company or any of its affiliated companies to leave his employment, or (b) contact, communicate or solicit any customer of the Company or any of its affiliated companies derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or any of its affiliated companies or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of the Company or any of its affiliated companies relating thereto.
     3.5     Acknowledgement. Employee acknowledges that Employee’s compliance with the provisions of this Article III is necessary to protect the existing goodwill and other proprietary rights of the Company, as well as all goodwill and relationships that may be acquired or enhanced during the course of Employee’s employment with the Company, and all confidential information which may come into existence or to which Employee may have access during his employment with the Company. Employee further acknowledges that Employee will become familiar with certain of the Company’s affairs, operations, customers and confidential information and data by means of his employment with the Company, and that failure to comply with the provisions of this Article III will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. The Company shall be entitled to all of its remedies at law or in equity for damages and injunctive relief in the event of any violation of this Article III by Employee.

ARTICLE IV
MISCELLANEOUS
     4.1     Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:
If to the Employee:
______________________
______________________
______________________
If to the Company:
General Counsel
c/o SCI Executive Services, Inc.
1929 Allen Parkway
Houston, Texas 77019
Attention: Legal Department
     Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     4.2     Entire Agreement. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company (or any of its affiliates) and constitutes the entire agreement between the Employee and the Company (and any of its affiliates) with respect to the subject matter of this Agreement. Any existing employment agreement between the Employee and the Company (or any of its affiliates) is hereby terminated, effective immediately. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
     4.3     Specific Performance. The Employee acknowledges that a remedy at law for any breach of Article II or III of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.
     4.4     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     4.5     Assignment. This Agreement may not be assigned by the Employee. Neither the Employee, his spouse, nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. This Agreement may be assigned by the Company.
     4.6     Binding Effect. Subject to the provisions of Section 4.5 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.
     4.7     Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     4.8     Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Texas.
     4.9     Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
     4.10    Survival of Certain Obligations. Employee’s obligations under Articles II and III hereof shall survive any termination of Employee’s employment hereunder.
     4.11    Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.
     4.12    Gender. All references to the masculine pronoun herein are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.
     4.13    Dispute Resolution.
     (a)     Employee and the Company agree that, except for the matters identified in Section 4.13(b) below, all disputes relating to any aspects of Employee’s employment with the Company shall be resolved by binding arbitration. This includes, but is not limited to, any claims against the Company, its affiliates or their officers, directors, employees, or agents for breach of contract, wrongful discharge, discrimination, harassment, defamation, misrepresentation, and emotional distress, as well as any disputes pertaining to the meaning or effect of this Agreement.
     (b)     It is expressly agreed that this Section 4.13 shall not govern claims for workers’ compensation or unemployment benefits, or any claim by the Company against Employee which is based on fraud, theft or other dishonest conduct of Employee.

     (c)     Any claim which either party has against the other must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Otherwise, the claim shall be deemed waived and forever barred even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
     (d)     Each party may retain legal counsel and shall pay its own costs and attorneys’ fees, regardless of the outcome of the arbitration. Each party shall pay one-half of the compensation to be paid to the arbitrators, as well as one-half of any other costs relating to the administration of the arbitration proceeding (for example, room rental, court reporter, etc.).
     (e)     An arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on a single arbitrator, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected will then hear and decide the matter. All arbitrators must be attorneys, judges or retired judges who are licensed to practice law in the state where the Employee is or most recently was employed by the Company. The arbitration proceedings shall be conducted within the county in which Employee is or most recently was employed by the Company or at another mutually agreeable location.
     (f)     Except as otherwise provided herein, the arbitration proceedings shall be conducted in accordance with the statutes, rules or regulations governing arbitration in the state in which Employee is or most recently was employed by the Company. In the absence of such statutes, rules or regulations, the arbitration proceedings shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”); provided however, that the foregoing reference to the AAA rules shall not be deemed to require any filing with that organization, nor any direct involvement of that organization. In the event of any inconsistency between this Agreement and the statutes, rules or regulations to be applied pursuant to this paragraph, the terms of this Agreement shall apply.
     (g)     The arbitrator shall issue a written award, which shall contain, at a minimum, the names of the parties, a summary of the issues in controversy, and a description of the award issued. Upon motion to a court of competent jurisdiction, either party may obtain a judgment or decree in conformity with the arbitration award, and said award shall be enforced as any other judgment or decree.
     (h)     In resolving claims governed by this Section 4.13, the arbitrator shall apply the laws of the state in which Employee is or most recently was employed by the Company, and/or federal law, if applicable.
     (i)     Employee and the Company agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential; provided however, that the Company may disclose such information to the extent required by law and to its employees, agents and professional advisors who have a legitimate need to know such information, and the Employee may disclose such information (1) to the extent required by law, (2) to the extent that the Employee is required to disclose same to professional persons assisting Employee in preparing tax returns; and (3) to Employee’s legal counsel.

     4.14    Certain Definitions. The following defined terms used in this Agreement shall have the meanings indicated:
     Change of Control. “Change of Control” means the happening of any of the following events:
     (a)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of SCI (the “Outstanding SCI Common Stock”) or (B) the combined voting power of the then outstanding voting securities of SCI entitled to vote generally in the election of directors (the “Outstanding SCI Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (a): (i) any acquisition directly from SCI (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by SCI, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SCI or any corporation controlled by SCI, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this definition of “Change of Control” are satisfied; or
     (b)     Individuals who, as of the effective date hereof, constitute the Board of Directors of SCI (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of SCI; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by SCI’s shareholders, was approved by (A) a vote of at least a majority of the directors then comprising the Incumbent Board, or (B) a vote of at least a majority of the directors then comprising the Executive Committee of the Board of Directors of SCI at a time when such committee was comprised of at least five members and all members of such committee were either members of the Incumbent Board or considered as being members of the Incumbent Board pursuant to clause (A) of this subsection (b), shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of SCI; or
     (c)     Approval by the shareholders of SCI of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities, as the case may be, (B) no Person (excluding SCI, any employee benefit plan (or related trust) of SCI or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
     (d)     Approval by the shareholders of SCI of (A) a complete liquidation or dissolution of SCI or (B) the sale or other disposition of all or substantially all of the assets of SCI other than to a corporation, with respect to which following such sale or other disposition, (i) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is the beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities, as the case may be, (ii) no Person (excluding SCI and any employee benefit plan (or related trust) of SCI or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of SCI providing for such sale or other disposition of assets of SCI.
     Good Reason. “Good Reason” shall mean the occurrence of any of the following after a Change of Control:
     (a)     The Company requires the Employee to be relocated to such an extent that the Internal Revenue Service requirements for a deductible relocation (currently 50 miles) are satisfied;
     (b)     The Company materially reduces the responsibilities, authority or accountability of Employee from the same in effect immediately prior to the Change of Control;

     (c)     The Company reduces the base salary, Target Bonus or other compensation program participation of Employee; or
     (d)     The Company materially reduces the aggregate benefits of Employee.
     Partial Bonus. “Partial Bonus” shall mean a bonus equal to the product of (i) Employee’s most recently set Target Bonus, and (ii) a fraction, the denominator of which is 365 and the numerator of which is the number of days in the fiscal year being considered through the date of the termination of Employee’s employment.
     Pro Rated Bonus. “Pro Rated Bonus” shall mean, a bonus equal to the product of (i) the bonus Employee did not receive but would have received under Section 1.4(b) if he had remained an employee through the end of the Employment Term, it being understood that the amount of such bonus Employee would have received shall be determined by reference to the average amount of bonus actually awarded to other officers who were at the same or comparable level of responsibility as Employee immediately prior to his termination, and (ii) a fraction, the denominator of which is 365 and the numerator of which is the number of days in the fiscal year being considered through the date of death, determination of disability or notice of termination of employment, whichever is applicable. In the event that a majority of SCI officers do not receive a bonus for the fiscal year being considered, then the Pro Rated Bonus shall not be applicable and Employee shall not be entitled to a Pro Rated Bonus. The Pro Rated Bonus, if any, payable to Employee shall be paid within 90 days after the date that bonuses, if any, are awarded for a majority of SCI officers for the year being considered.
     Target Bonus. “Target Bonus” shall mean the percentage of salary or level of bonus for Employee which is set by the Compensation Committee at the beginning of each year as an incentive goal to be achieved (it being understood that the actual bonus eventually earned could be lesser or greater than the Target Bonus).
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

“COMPANY” SCI Executive Services, Inc.
By:	/s/ Curtis G. Briggs
Curtis G. Briggs
Vice President

“EMPLOYEE”
/s/ Sumner J. Waring, III
Sumner J. Waring, III

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